Exhibit 99.1

For Immediate Release

March 24, 2008

SendTec Announces Execution of Recapitalization Agreement

Existing Holders to Exchange Secured Debt for Equity

ST. PETERSBURG, Fla.—(BUSINESS WIRE)—SendTec, Inc. (OTCBB:SNDN) (“SendTec”), a Multichannel Customer Marketing Agency, today announced that it has executed an agreement with the holders of its Senior Secured Convertible Debentures, which were due on March 31, 2008. In connection with the recapitalization, the management team led by Paul Soltoff, SendTec’s Chairman and Chief Executive Officer, has invested $875,000 in SendTec to purchase common stock at $0.12 per share. In addition, outside investors have purchased $325,000 of common stock at $0.12 per share. Mr. Soltoff and SendTec have also entered into an Amended and Restated Employment Agreement for a five year term.

Under the terms of the agreement, all of the Senior Secured Convertible Debentures with an outstanding principal amount of $32,730,000 will be exchanged for shares of Series B Preferred Stock based on a stated value of $1,700 per share of preferred, which preferred is convertible into common stock at $0.17 per share. On or before the first closing on March 26, 2008, $18,361,700 of the original Debentures will be exchanged and the interest due on the Debentures through November 16, 2007 will be paid. No further interest will accrue or be payable with respect to the remaining Debentures. The remaining $14,368,300 of Debentures will be exchanged for Series B Preferred Stock at a second closing conditioned upon, among other things, stockholder approval to increase authorized common stock of SendTec to 500 million shares, and the completion of a common stock offering with minimum aggregate gross proceeds to SendTec of $5 million of which $1,200,000 from management and outside investors has already been raised. If SendTec does not raise the full $5 million by the required date for the second closing, only $3,368,300 of the remaining $14,368,300 of the Debentures will be exchanged for Series B Preferred Stock at the second closing. The residual $11 million of Debentures will be exchanged for an equal aggregate principal amount of convertible debentures due three years from issuance, with no interest either payable or accrued, no principal payments due prior to maturity and no financial covenants. These new debentures will automatically convert into Series B Preferred Stock if SendTec raises minimum aggregate gross proceeds of $5 million from the sale of its common stock by the earlier of one year of the date from the second closing or August 24, 2009, whichever occurs earlier.

Paul Soltoff Chairman and CEO stated: “I want to thank our debenture holders for restructuring SendTec’s secured debt. I also want to thank all of our stakeholders, including our team of professionals, for their continued support of SendTec. Over 90% of the original secured debt was paid to the former corporate owners of SendTec and was not used to provide working capital or fund capital expenditures. SendTec has sought to honor its Debenture obligations while navigating through numerous operational and legal obstacles which were a result of the original merger with RelationServe Media in October 2005 (the “Merger”). Through all of this we have continued to provide exceptional service to our clients and build strong relationships with our partners. With the completion of this recapitalization, and having resolved many of the issues associated with the Merger, we believe SendTec finally has a clear pathway to focus on growing its business. Our management team, subject matter expertise and proprietary technologies continue to expand SendTec’s opportunities as a leading force in customer acquisition marketing and multichannel advertising.”

“I believe this recapitalization provides us with the stability necessary to execute on our business model and continue to grow the business and to provide the service our clients have come to expect. Our clients include over 90 global advertisers, major brands and national direct response advertisers.”

About SendTec, Inc.

SendTec is a leading customer acquisition ad agency with expertise in multi-channel integrated direct marketing, online and offline. The company builds and leverages technology as an integral part of growing its clients’ businesses. Search engine marketing, direct response television and lead generation are the company’s unique specialties. SendTec is headquartered in St. Petersburg, Florida, with an office in New York City and account representatives serving its clients across the U.S. For more information, go to www.sendtec.com.

Caution Concerning Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Generally, the words “believes,” “anticipates,” “may,” “will,” “should,” “expect,” “intend,” “estimate,” “continue,” and similar expressions or the negative thereof, or comparable terminology, are intended to identify forward-looking statements which include, but are not limited to, statements concerning our expectations regarding its working capital requirements, financing requirements, business prospects, and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. SendTec’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including its ability to obtain approval for the proposed increase of its authorized capital or the successful completion of its $5.0 million offering. The statements that are not historical facts contained in this press release are “forward-looking statements” that involve certain risks and uncertainties, including, but not limited to, risks associated with the uncertainty of future financial results, additional financing requirements, change in marketing services mix, adoption of new accounting and reporting methods to report on our various marketing services offerings, development of new products or services, the effectiveness, probability and marketability of such products and services, the ability to protect proprietary information, the impact of current, pending or future legislation and regulation on the electronic marketing industry, the impact of competitive products or pricing, technological changes, the effect of general economic and business conditions and other risks and uncertainties detailed in SendTec’s filings with the Securities and Exchange Commission. Any statements regarding optimism about future periods are “forward-looking statements.”

Contact Information

SendTec, Inc., St. Petersburg

Donald Gould Jr., 727-576-6630 x 140

Chief Financial Officer

http://www.SendTec.com